UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                              CYCARE SYSTEMS, INC.
                              -------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    232902106
                                    ---------
                                 (CUSIP Number)





Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 Pages

CUSIP No. 232902106

                                       13G


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Jim H. Houtz  SS# ###-##-####
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a) [ ]
                                                                 (b) [ ]

      NOT APPLICABLE
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

               Arizona, United States of America
--------------------------------------------------------------------------------
 NUMBER OF                 5.       SOLE VOTING POWER
  SHARES
BENEFICIALLY                        370,720
                           -----------------------------------------------------
  OWNED                    6.       SHARED VOTING POWER
    BY
   EACH                             37,500
                           -----------------------------------------------------
 REPORTING                 7.       SOLE DISPOSITIVE POWER
   PERSON
   WITH                             370,720
                           -----------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER

                                    37,500
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        390,720*
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                            [X]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               7.6%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------
                                Page 2 of 4 Pages

CUSIP NO. 232902106
                                       13G
Item 1(a)    Name of Issuer:

             CYCARE SYSTEMS, INC.

Item 1(b)    Address of Issuer's Principal Executive Offices:

             7001 North Scottsdale Road, Suite 1000
             Scottsdale, Arizona 85253

Item 2(a)    Name of Person Filing:

             Jim H. Houtz

Item 2(b)    Address of Principal Business Office or, if none, Residence:

             7001 North Scottsdale Road, Suite 1000
             Scottsdale, Arizona 85253

Item 2(c)    Citizenship: United States of America

Item 2(d)    Title or Class of Securities:  Common

Item 2(e)    CUSIP Number:  232902106

Item 3       If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b),
             check whether the person filing is a:   NOT APPLICABLE

(a)[ ]   Broker or Dealer registered under Section 15 of the Act

(b)[ ]   Bank as defined in Section 3(a)(6) of the Act

(c)[ ]   Insurance Company as defined in Section 3(a)(19) of the Act

(d)[ ]   Investment Company registered under Section 8 of the Investment Company
         Act

(e)[ ] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940

(f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

(g)[ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

(h)[ ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4            Ownership:

(a)  Amount Beneficially Owned:  390,720*
(b)  Percent of Class:  7.6%
(c)  Number of shares as to which such person has:
        (i)   sole power to vote or to direct the vote                   370,720
       (ii)   shared power to vote or to direct the vote                  37,500
      (iii)   sole power to dispose or to direct the disposition of      370,720
       (iv)   shared power to dispose or to direct the disposition of     37,500
     * Includes 20,000 shares that Jim H. Houtz has the right to acquire within 60 days.

Item 5   Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                Page 3 of 4 Pages

CUSIP NO. 232902106
                                       13G


Item 6   Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable

Item 8   Identification and Classification of Members of the Group.

         Not Applicable

Item 9   Notice of Dissolution of Group.

         Not Applicable

Item 10  Certification.

         Not Applicable


Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                February 9, 1996
               -------------------
                      Date

               /s/ Jim H. Houtz
               -------------------
                    Signature



                  Jim H. Houtz
               -------------------
                   Name/Title



                                Page 4 of 4 Pages